Pricing Supplement No. 816 Registration Statement Nos. 333-275587; 333-275587-01 Dated January 26, 2024 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC Trigger Autocallable Contingent Yield Notes
$1,500,000 Linked to the Common Stock of Fortinet, Inc. due February 3, 2025

$1,500,000 Linked to the Common Stock of Marvell Technology, Inc. due February 3, 2025

$1,500,000 Linked to the Class A Common Stock of Snowflake Inc. due February 3, 2025

$1,500,000 Linked to the Common Stock of Uber Technologies, Inc. due February 3, 2025

Fully and Unconditionally Guaranteed by Morgan Stanley
Principal at Risk Securities

Investment Description

This pricing supplement describes four separate offerings of Trigger Autocallable Contingent Yield Notes (each, the “Securities”), each of which is an unsecured and unsubordinated debt obligation of Morgan Stanley Finance LLC (“MSFL”) and fully and unconditionally guaranteed by Morgan Stanley. The Securities provide returns based on the performance of the shares (each, the “Underlying Shares”) of a specific underlying issuer (each, the “Underlying Issuer”). If the closing price of the Underlying Shares on a monthly Observation Date, as adjusted for certain corporate events affecting such Underlying Shares (the “Observation Date Closing Price”), is equal to or greater than the Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date. However, if the closing price of the Underlying Shares on an Observation Date is less than the Coupon Barrier, no coupon will accrue or be payable with respect to that Observation Date. In addition, MSFL will automatically call the Securities early if the Observation Date Closing Price on any monthly Observation Date beginning February 26, 2024 is equal to or greater than the Initial Price. If the Securities are called, MSFL will pay the principal amount plus the Contingent Coupon for that Observation Date, and no further amounts will be owed to you. If the Securities are not called prior to maturity and the Final Price (as may be adjusted) is equal to or greater than the Downside Threshold (which is the same as the Coupon Barrier), MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities, in addition to the Contingent Coupon with respect to the Final Observation Date. However, if the Final Price is less than the Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Strike Date to the Final Observation Date. The Securities may be appropriate for investors who seek an opportunity for potentially enhanced income in exchange for the risk of losing their principal at maturity and the risk of receiving no Contingent Coupons during the term of the Securities. Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation in the Underlying Shares. Investing in the Securities involves significant risks. The Issuer will not pay a monthly Contingent Coupon if the Observation Date Closing Price for the Underlying Shares is below the Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Price of the Underlying Shares is below the Initial Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Price of the Underlying Shares is below the Downside Threshold. Generally, the higher the Contingent Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Shares is greater than the Downside Threshold at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for the monthly Observation Date only if the Observation Date Closing Price on any monthly Observation Date beginning February 26, 2024 is equal to or greater than the Initial Price, and no further payments will be made on the Securities. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Coupon: If the Observation Date Closing Price on any monthly Observation Date is equal to or greater than the Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date. However, if the Observation Date Closing Price is below the Coupon Barrier on an Observation Date, no coupon will be payable with respect to that Observation Date.

❑Contingent Downside Market Exposure at Maturity: If, by maturity, the Securities have not been called and the Final Price is greater than or equal to the Downside Threshold (which is the same as the Coupon Barrier) on the Final Observation Date, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date. However, if the Final Price is less than the Downside Threshold, MSFL will repay less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Strike Date to the Final Observation Date. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies only at maturity. If you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Shares is greater than the Downside Threshold at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Strike Date	January 25, 2024
Trade Date	January 26, 2024
Settlement Date	January 31, 2024 (3 business days
after the Trade Date)
Observation Dates	Monthly, callable beginning February 26, 2024.
See “Observation Dates and Coupon
Payment Dates” on page 6 for details.
Final Observation Date*	January 29, 2025
Maturity Date*	February 3, 2025
* Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING SHARES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to four separate Security offerings, each of which is linked to different Underlying Shares. Each has its own Contingent Coupon Rate, and each has a different Coupon Barrier and Downside Threshold as set forth below and a different Initial Price, all of which were determined on the Strike Date. The performance of each Security offering will not depend on the performance of any other Security offering. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Shares	Contingent Coupon Rate**	Initial Price	Coupon Barrier	Downside Threshold	CUSIP	ISIN
Common Stock of Fortinet, Inc. (FTNT)*	15.00% per annum	$65.55	$43.26, which is approximately 66.00% of the Initial Price	$43.26, which is approximately 66.00% of the Initial Price	61776K109	US61776K1097
Common Stock of Marvell Technology, Inc. (MRVL)*	15.00% per annum	$70.00	$44.10, which is 63.00% of the Initial Price	$44.10, which is 63.00% of the Initial Price	61775K878	US61775K8788
Class A Common Stock of Snowflake Inc. (SNOW)*	15.00% per annum	$206.01	$119.49, which is approximately 58.00% of the Initial Price	$119.49, which is approximately 58.00% of the Initial Price	61775K886	US61775K8861
Common Stock of Uber Technologies, Inc. (UBER)*	15.00% per annum	$66.00	$42.90, which is 65.00% of the Initial Price	$42.90, which is 65.00% of the Initial Price	61775K860	US61775K8606

* Bloomberg ticker symbols are being provided for reference purposes only. With respect to each Underlying Share, the Closing Price on any trading day will be determined based on the prices published by the relevant exchange.

** If payable, the Contingent Coupon will be a fixed amount based on equal monthly installments at the Contingent Coupon Rate. See “Contingent Coupon” on page 4.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and product supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

	Estimated value on the Trade Date	Price to Public		Underwriting Discount(1)		Proceeds to Us(2)
Offering of Securities	See “Additional Information about Morgan Stanley and the Securities” on page 2.	Total	Per Security	Total	Per Security	Total	Per Security
Linked to Common Stock of Fortinet, Inc.	$9.773 per Security	$1,500,000	$10	$18,750	$0.125	$1,481,250	$9.875
Linked to Common Stock of Marvell Technology, Inc.	$9.788 per Security	$1,500,000	$10	$18,750	$0.125	$1,481,250	$9.875
Linked to Class A Common Stock of Snowflake Inc.	$9.796 per Security	$1,500,000	$10	$18,750	$0.125	$1,481,250	$9.875
Linked to Common Stock of Uber Technologies, Inc.	$9.795 per Security	$1,500,000	$10	$18,750	$0.125	$1,481,250	$9.875

(1)  UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.125 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 24 of this pricing supplement.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 24 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 24.

Morgan Stanley   UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement) with the SEC for the offerings to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement and any other documents relating to these offerings that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Product supplement for auto-callable securities dated November 16, 2023:
https://www.sec.gov/Archives/edgar/data/895421/000095010323016333/dp202676_424b2-epsacallsec.htm

♦Prospectus dated November 16, 2023:
https://www.sec.gov/Archives/edgar/data/895421/000095010323016324/dp202356_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby. Also, references to the accompanying “prospectus” and “product supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2023 and the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated November 16, 2023, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement or prospectus, the terms described in this pricing supplement will prevail.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is as set forth in the below table.

Offering of Securities	Estimated value on the Trade Date
Linked to Common Stock of Fortinet, Inc.	$9.773 per Security
Linked to Common Stock of Marvell Technology, Inc.	$9.788 per Security
Linked to Class A Common Stock of Snowflake Inc.	$9.796 per Security
Linked to Common Stock of Uber Technologies, Inc.	$9.795 per Security

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for each offering of Securities described in this document, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

♦You understand and accept the risks associated with the Underlying Shares.

♦You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe the Underlying Shares will close at or above the Coupon Barrier on the Observation Dates, including above the Downside Threshold on the Final Observation Date.

♦You are willing to invest in the Securities based on the applicable Contingent Coupon Rate specified on the cover hereof.

♦You believe the Underlying Shares will close at or above the Initial Price on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the price of the Underlying Shares and that your potential return is limited to the Contingent Coupons, if any.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

♦You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlying Shares.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, as set forth on the cover of this pricing supplement.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlying Shares.

♦You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe that the price of the Underlying Shares will decline during the term of the Securities and is likely to close below the Coupon Barrier on the Observation Dates, including closing below the Downside Threshold on the Final Observation Date.

♦You are not willing to invest in the Securities based on the applicable Contingent Coupon Rate specified on the cover hereof.

♦You seek an investment that participates in the appreciation in the price of the Underlying Shares or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume our credit risk for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-38 of the accompanying product supplement for risks related to an investment in the Securities. For additional information about the Underlying Shares, see the information set forth under “Information About the Underlying Shares” on page 18.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares

Common Stock of Fortinet, Inc.

Common Stock of Marvell Technology, Inc.

Class A Common Stock of Snowflake Inc.

Common Stock of Uber Technologies, Inc.

This pricing supplement describes four separate offerings of Securities, each of which provides returns based on the performance of the Underlying Shares of a specific Underlying Issuer.

Principal Amount	$10.00 per Security
Term	Approximately 1 year, unless earlier called
Automatic Call Feature

Beginning February 26, 2024, the Securities will be called automatically if the Observation Date Closing Price on any Observation Date is equal to or greater than the Initial Price.

If the Securities are called, MSFL will pay you the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date on the Coupon Payment Date related to such Observation Date and no further payments will be made on the Securities.

The Securities will not be called if the Observation Date Closing Price of the Underlying is below the Initial Price.

Contingent Coupon

If the Observation Date Closing Price is equal to or greater than the Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the Observation Date Closing Price is less than the Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon will be a fixed amount based on equal monthly installments at the Contingent Coupon Rate, which is a per-annum rate. The table below sets forth the Contingent Coupon amounts for each Security that would be applicable to each Observation Date on which the closing price of the Underlying Shares is greater than or equal to the Coupon Barrier.

Contingent Coupon (per Security)

Fortinet, Inc.

$0.125

Marvell Technology, Inc.

$0.125

Snowflake Inc.

$0.125

Uber Technologies, Inc.

$0.125

Contingent Coupon payments on the Securities are not guaranteed. MSFL will not pay you the Contingent Coupon for any Observation Date on which the closing price of the applicable Underlying Shares is less than the Coupon Barrier.

Contingent Coupon Rate

The Contingent Coupon Rate is (i) 15.00% per annum for Securities linked to the common stock of Fortinet, Inc., (ii) 15.00% per annum for Securities linked to the common stock of Marvell Technology, Inc., (iii) 15.00% per annum for Securities linked to the class A common stock of Snowflake Inc., and (iv) 15.00% per annum for Securities linked to the common stock of Uber Technologies, Inc. If payable, the Contingent Coupon will be a fixed amount based on equal monthly installments at the Contingent Coupon Rate.

Observation Dates	Monthly, callable beginning February 26, 2024. See “Observation Dates and Coupon Payment Dates” on page 6 for details.
Final Observation Date	January 29, 2025, subject to postponement in the event of a Market Disruption Event or for non-Trading Days.
Coupon Payment Dates	With respect to each Observation Date, as set forth under “Observation Dates and Coupon Payment Dates” on page 6.
Payment at Maturity (per Security)

MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Underlying Shares during the term of the Securities, as follows:

If the Securities are not automatically called and the Final Price is equal to or greater than the Downside Threshold (which is the same as the Coupon Barrier), MSFL will pay you the $10 Principal Amount plus the Contingent Coupon otherwise due with respect to the Final Observation Date.

If the Securities are not automatically called and the Final Price is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Share Return)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Underlying Shares from the Strike Date to the Final Observation Date.

Observation Date Closing Price	The Closing Price of the Underlying Shares on any Observation Date times the Adjustment Factor on such date.
Share Return	Final Price – Initial Price Initial Price

Initial Price	The Closing Price of the Underlying Shares on the Strike Date, as specified on the cover hereof.
Final Price	The Closing Price of the Underlying Shares on the Final Observation Date times the Adjustment Factor on such date.
Downside Threshold	A percentage of the Initial Price of the Underlying Shares, as specified on the cover page of this pricing supplement.
Coupon Barrier	A percentage of the Initial Price of the Underlying Shares, as specified on the cover page of this pricing supplement.
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares.
Record Date

The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon an automatic call shall be payable to the person to whom the Payment at Maturity or the payment upon automatic call, as the case may be, shall be payable.

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Investment Timeline

Strike Date	The Initial Price, Downside Threshold and Coupon Barrier were determined.

Monthly

If the Observation Date Closing Price is equal to or greater than the Coupon Barrier on any Observation Date, MSFL will pay you a Contingent Coupon on the Coupon Payment Date. However, if the Observation Date Closing Price is below the Coupon Barrier, no Coupon will be payable on the related Coupon Payment Date.

If the Observation Date Closing Price is equal to or greater than the Initial Price on any Observation Date beginning on February 26, 2024, the Securities will be called and MSFL will pay you a cash payment per Security equal to the principal amount plus the Contingent Coupon otherwise due for the Observation Date, and no further payments will be made on the Securities.

Maturity Date

The Final Price is determined as of the Final Observation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Coupon Barrier and Downside Threshold, at maturity MSFL will pay you the $10 Principal Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called and the Final Price is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Share Return) per Security

Under these circumstances, the Payment at Maturity will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Share Return, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

THE SECURITIES WILL NOT PAY A CONTINGENT COUPON IF THE OBSERVATION DATE CLOSING PRICE OF THE UNDERLYING SHARES IS BELOW THE COUPON BARRIER ON THE APPLICABLE OBSERVATION DATE. THE SECURITIES WILL NOT BE SUBJECT TO AN AUTOMATIC CALL ON ANY OBSERVATION DATE IF THE OBSERVATION DATE CLOSING PRICE OF THE UNDERLYING SHARES ON SUCH OBSERVATION DATE IS BELOW THE INITIAL PRICE. IF THE SECURITIES ARE NOT CALLED, YOU WILL LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT AT MATURITY IF THE FINAL PRICE IS LESS THAN THE DOWNSIDE THRESHOLD.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates
2/26/2024	2/29/2024
3/25/2024	3/28/2024
4/25/2024	4/30/2024
5/28/2024	5/31/2024
6/25/2024	6/28/2024
7/25/2024	7/30/2024
8/26/2024	8/29/2024
9/25/2024	9/30/2024
10/25/2024	10/30/2024
11/25/2024	11/29/2024
12/26/2024	12/31/2024
1/29/2025 (Final Observation Date)	2/3/2025 (Maturity Date)

(1) Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

(2) If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Observation Date as postponed, provided that the Coupon Payment Date with respect to the Final Observation Date will be the Maturity Date. No additional coupon will accrue on an account of any such postponement.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. In addition, while the Securities will generally offer the possibility of a higher return if the Securities are automatically called than the potential return payable on our ordinary debt securities with a similar maturity, this higher return potential reflects the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment if the Securities have not been called prior to maturity and if the Final Price is less than the Downside Threshold. In this case, you will be exposed to the decline in the price of the Underlying Shares, as compared to the Initial Price, on a 1-to-1 basis, and the Payment at Maturity will result in a significant loss of your initial investment that is proportionate to the decline of the Underlying Shares over the term of the Securities. You could lose your entire principal amount.

♦You will not receive any Contingent Coupon for any monthly period where the Observation Date Closing Price is less than or equal to the Coupon Barrier. A Contingent Coupon will be made with respect to a monthly period only if the Observation Date Closing Price is greater than or equal to the Coupon Barrier. If the Observation Date Closing Price remains below the Coupon Barrier on each Observation Date over the term of the Securities, you will not receive any Contingent Coupons.

♦The Contingent Coupon is based solely on the Observation Date Closing Price. Whether the Contingent Coupon will be paid with respect to an Observation Date will be based on the Observation Date Closing Price. As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the applicable Observation Date. Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Price on a specific Observation Date, if such Observation Date Closing Price is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the closing price of the Underlying Shares was higher on other days during the term of the Securities.

♦Investors will not participate in any appreciation in the price of the Underlying Shares. Investors will not participate in any appreciation in the price of the Underlying Shares from the Initial Price, and the return on the Securities will be limited to the Contingent Coupon, if any, that is paid with respect to each Observation Date on which the Observation Date Closing Price is greater than or equal to the Coupon Barrier prior to an automatic call or maturity, if any. The return on the Securities will be limited to the Contingent Coupons regardless of the appreciation of the Underlying Shares, which could be significant. It is also possible that the closing price of the Underlying Shares could be below the Coupon Barrier on most or all of the Observation Dates so that you may receive few or no Contingent Coupons. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Underlying Shares and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of the Underlying Shares. If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

♦You may incur a loss on your investment if you sell your Securities prior to maturity. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Underlying Shares price is above the Downside Threshold at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security plus the Contingent Coupon, or if the price of the Underlying Shares closes below the Downside Threshold on the Final Observation Date, MSFL will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Strike Date to the Final Observation Date.

♦Early redemption risk. The term of your investment in the Securities may be limited to as short as approximately one month by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not be able to receive any further Contingent Coupons for any future Observation Dates and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the price of the Underlying Shares will necessarily have declined from the Initial Price if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the price of the Underlying can recover.

♦A higher Contingent Coupon Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the price of the Underlying Shares and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Contingent Coupon Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying Shares at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Shares. Higher expected volatility with respect to the Underlying Shares as of the Trade Date generally indicates a greater expectation as of that date that the Final Price of the Underlying could ultimately be less than the Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Contingent Coupon Rate and/or a lower Downside Threshold, as compared to otherwise comparable securities. Therefore, a relatively higher Contingent Coupon Rate, which would increase the upside return if the Observation Date Closing Price is greater than or equal to the Coupon Barrier on the monthly Observation Dates, may indicate an increased risk that the price of the

Underlying Shares will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not guarantee the payment of regular interest or the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, a relatively lower Downside Threshold may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Shares and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing price of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

othe trading price and volatility (frequency and magnitude of changes in value) of the Underlying Shares,

owhether the Observation Date Closing Price has been below the Coupon Barrier on any Observation Date,

odividend rates on the Underlying Shares,

ointerest and yield rates in the market,

otime remaining until the Securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or equities markets generally and which may affect the Final Price,

othe occurrence of certain corporate events affecting the Underlying Shares that may or may not require an adjustment to the Adjustment Factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Shares, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Shares. The price of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. The common stock of Fortinet, Inc. began trading on November 18, 2009 and therefore has limited historical performance. The class A common stock of Snowflake Inc. began trading on September 16, 2020 and therefore has limited historical performance. The common stock of Uber Technologies, Inc. began trading on May 10, 2019 and therefore has limited historical performance. See “Information About the Underlying Shares” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

♦Investing in the securities is not equivalent to investing in the Underlying Shares. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares. As a result, any return on the Securities will not reflect the return you would realize if you actually owned shares of the Underlying Shares and received the dividends paid or distributions made on them.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for each offering of Securities described in this document, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

♦Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Price, and, as a result, the Coupon Barrier and Downside Threshold, which is the price at or above which the Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon, and, if the Securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the Underlying Shares at maturity. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the price of the Underlying Shares on the Observation Dates, and, accordingly, whether the Contingent Coupon is payable or whether the Securities are automatically called prior to maturity, and, if the Securities are not called prior to maturity, the payout to you at maturity, if any.

♦The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Price, the Coupon Barrier, the Downside Threshold, the Final Price, whether the Securities will be called following any Observation Date, whether a Contingent Coupon is payable with respect to an Observation Date, whether a market disruption event has occurred, whether to make any adjustments to the Adjustment Factor and the payment that you will receive upon a call, on each Coupon Payment Date, if any, and at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events and certain adjustments to the Adjustment Factor. These potentially subjective determinations may affect the payout to you upon a call, on each Coupon Payment Date, if any, or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, UBS or our or their respective affiliates. Morgan Stanley, MSFL, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

♦The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

♦Single stock risk. The price of the Underlying Shares can rise or fall sharply due to factors specific to that Underlying Shares and its Underlying Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying Shares and their Underlying Issuers, please see “Information About the Underlying Shares” in this pricing supplement and the Underlying Issuers’ SEC filings referred to in those sections.

♦No affiliation with the Underlying Issuer. The Underlying Issuer is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Securities. We have not made any due diligence inquiry with respect to the Underlying Issuer in connection with this offering.

♦We may engage in business with or involving the Underlying Issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the Underlying Issuer without regard to your interests and thus may acquire non-public information about the Underlying Issuer. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Underlying Issuer, which may or may not recommend that investors buy or hold the Underlying Shares.

♦Governmental regulatory actions could result in material changes to the composition of the Underlying Shares and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying Shares, depending on the nature of such governmental regulatory actions and the Underlying Shares constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying Shares constituent stocks that have (or historically have had) significant weights within the Underlying Shares, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the Underlying Shares and, therefore, your return on the Securities.

♦The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the Underlying Shares. MS & Co., as Calculation Agent, will adjust the Closing Price of the Underlying Shares for the purpose of determining whether any Contingent Coupon will be paid or whether the Securities will be redeemed and the amount payable at maturity, in each case for certain corporate events affecting the Underlying Shares, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the Underlying Issuer, such as mergers. However, the Calculation Agent will not make an adjustment for every corporate event that can affect the Underlying Shares. For example, the Calculation Agent is not required to make any adjustments if the Underlying Issuer or anyone else makes a partial tender or partial exchange offer for the Underlying Shares, nor will adjustments be made following the Final Observation Date. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the Underlying Shares by the amount of such dividends. If an event occurs that does not require the Calculation Agent to adjust the Closing Price, such as a regular cash dividend, the market price of the Securities and your return on the Securities may be materially and adversely affected. For example, if the record date for a regular cash dividend were to occur on or shortly before an Observation Date, this may decrease the Observation Date Closing Price to be less than the Coupon Barrier (resulting in no monthly Contingent Coupon being paid with respect to such date) or the Final Price to be less than the Downside Threshold (resulting in a loss of a significant portion of all of your investment in the Securities), materially and adversely affecting your return.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call, on the Coupon Payment Dates and at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are listed on the cover hereof; amounts may have been rounded for ease of reference):

♦Principal Amount: $10.00

♦Term: Approximately 1 year

♦Hypothetical Initial Price: $100.00

♦Hypothetical Contingent Coupon Rate: 15.00% per annum

♦Hypothetical Contingent Coupon: $0.125 per monthly period

♦Observation Dates: Monthly

♦Hypothetical Coupon Barrier and Downside Threshold: $66, which is 66% of the Hypothetical Initial Price

Example 1 — Securities are Called on the First Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date	$101 (at or above Initial Price)	$10.125 (Settlement Amount)
	Total Payment:	$10.125 (1.25% return)

Because the Underlying closes above the Initial Price on the first Observation Date, MSFL calls the Securities on such Observation Date. On the call settlement date, MSFL will pay you a total of $10.125 per Security, reflecting your principal amount plus the Contingent Coupon with respect to the relevant Observation Date, for a 1.25% total return on the Securities over a 1-month term. No further amount will be owed to you under the Securities, and you will not participate in any appreciation of the Underlying Shares.

Example 2 — Securities are Called on the Second Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date	$85 (at or above Coupon Barrier; below Initial Price)	$0.125 (Contingent Coupon — Not Called)
Second Observation Date	$107 (at or above Initial Price)	$10.125 (Settlement Amount)
	Total Payment:	$10.25 (2.50% return)

The Underlying closes above the Coupon Barrier on the first Observation Date, and therefore a Contingent Coupon is paid on the related Coupon Payment Date. Because the Underlying closes above the Initial Price on the second Observation Date, MSFL calls the Securities on such Observation Date. On the call settlement date, MSFL will pay you a total of $10.125 per Security, reflecting your principal amount plus the Contingent Coupon with respect to the relevant Observation Date. When added to the Contingent Coupon Payment of $0.125 received in respect of the prior Observation Date, MSFL will have paid you a total of $10.25 per Security for a 2.50% total return on the Securities over a 2-month term. No further amount will be owed to you under the Securities, and you will not participate in any appreciation of the Underlying Shares.

Example 3 — Securities are Called on the Fourth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$85 (at or above Coupon Barrier; below Initial Price)	$0.125 (Contingent Coupon — Not Called)
Second Observation Date	$85 (at or above Coupon Barrier; below Initial Price)	$0.125 (Contingent Coupon — Not Called)
Third Observation Date	$90 (at or above Coupon Barrier; below Initial Price)	$0.125 (Contingent Coupon — Not Called)
Fourth Observation Date	$102 (at or above Initial Price)	$10.125 (Settlement Amount)
	Total Payment:	$10.50 (5.00% return)

Since the Securities are called on the fourth Observation Date (which is approximately 4 months after the Trade Date), MSFL will pay you on the call settlement date a total of $10.125 per Security, reflecting your principal amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $0.375 received in respect of prior Observation Dates, MSFL will have paid you a total of $10.50 per Security for an 5.00% total return on the Securities over a 4-month term. No further amount will be owed to you under the Securities, and you will not participate in any appreciation of the Underlying Shares.

Example 4 — Securities are NOT Called and the Final Price of the Underlying Shares is at or above the Downside Threshold

Date	Closing Price	Payment (per Security)
First Observation Date	$84 (at or above Coupon Barrier; below Initial Price)	$0.125 (Contingent Coupon — Not Called)
Second Observation Date	$55 (below Coupon Barrier and Initial Price)	$0.00 (Not Called)
Third to Eleventh Observation Dates	Various (all below Coupon Barrier and Initial Price)	$0.00 (Not Called)
Final Observation Date	$90 (at or above Downside Threshold and Coupon Barrier; below Initial Price)	$10.125 (Payment at Maturity)
	Total Payment:	$10.25 (2.50% return)

Since the Securities are not called and the Final Price is greater than or equal to the Downside Threshold, at maturity, MSFL will pay you a total of $10.125 per Security, reflecting your principal amount plus the Contingent Coupon. When added to the Contingent Coupon payment of

$0.125 received in respect of prior Observation Dates, MSFL will have paid you a total of $10.25 per Security for a 2.50% total return on the Securities over the 1-year term. You will not participate in any appreciation of the Underlying Shares.

Example 5 — Securities are NOT Called and the Final Price of the Underlying Shares is below the Downside Threshold

Date	Closing Price	Payment (per Security)
First Observation Date	$85 (at or above Coupon Barrier; below Initial Price)	$0.125 (Contingent Coupon — Not Called)
Second Observation Date	$90 (at or above Coupon Barrier; below Initial Price)	$0.125 (Contingent Coupon — Not Called)
Third to Eleventh Observation Dates	Various (all below Coupon Barrier; below Initial Price)	$0.00 (Not Called)
Final Observation Date	$30 (below Downside Threshold and Coupon Barrier; below Initial Price)	$10 + [$10 × Share Return] = $10 + [$10 × -70%] = $3 (Payment at Maturity)
	Total Payment:	$3.25 (-67.50% return)

Since the Securities are not called and the Final Price of the Underlying Shares is below the Downside Threshold, at maturity MSFL will pay you $3.00 per Security. When added to the Contingent Coupon payments of $0.25 received in respect of prior Observation Dates, MSFL will have paid you $3.25 per Security over the 1-year term, for a loss on the Securities of 67.50%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Price is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Share Return is less than zero. Any payment on the Securities, including any payment upon an automatic call, any Contingent Coupon or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

♦purchase the Securities in the original offering; and

♦hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

♦certain financial institutions;

♦insurance companies;

♦dealers and certain traders in securities or commodities;

♦investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

♦U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

♦partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

♦regulated investment companies;

♦real estate investment trusts; or

♦tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦a citizen or individual resident of the United States;

♦a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

♦an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payments. Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated in the same manner as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

♦an individual who is classified as a nonresident alien;

♦a foreign corporation; or

♦a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

♦a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

♦certain former citizens or residents of the United States; or

♦a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the Securities is unclear, you should assume that any coupon payment with respect to the Securities will be subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

Information About the Underlying Shares

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by the Underlying Issuers pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number listed below through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the Underlying Issuers may be obtained from other publicly available sources.

This document relates only to the Securities referenced hereby and does not relate to the Underlying Shares or other securities of any Underlying Issuer. We have derived all disclosures contained in this document regarding the Underlying Shares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Issuers. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Issuers is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we priced the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Issuers could affect whether a Contingent Coupon is payable on any Coupon Payment Date, whether the Securities will be called following an Observation Date and/or the value received at maturity with respect to the Securities, and, therefore, the trading prices of the Securities.

Included on the following pages is (i) a brief description of each Underlying Issuer, (ii) a table listing the published high and low Closing Prices and the end-of-quarter Closing Prices of the related Underlying Shares for each quarter in the period from January 1, 2019 through January 26, 2024 for Fortinet, Inc., from January 1, 2019 through January 26, 2024 for Marvell Technology, Inc., from September 16, 2020 through January 26, 2024 for Snowflake Inc. and from May 10, 2019 through January 26, 2024 for Uber Technologies, Inc. and (iii) a graph showing the daily Closing Prices from November 18, 2009 through January 26, 2024 for Fortinet, Inc., from January 1, 2008 through January 26, 2024 for Marvell Technology, Inc., from September 16, 2020 through January 26, 2024 for Snowflake Inc. and from May 10, 2019 through January 26, 2024 for Uber Technologies, Inc. The common stock of Fortinet, Inc. began trading on November 18, 2009 and therefore has limited historical performance. The class A common stock of Snowflake Inc. began trading on September 16, 2020 and therefore has limited historical performance. The common stock of Uber Technologies, Inc. began trading on May 10, 2019 and therefore has limited historical performance.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. Neither Morgan Stanley, MSFL nor any of its affiliates makes any representation to you as to the performance of the Underlying Shares. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Final Observation Date or during the term of the Securities. We make no representation as to the amount of dividends, if any, that each Underlying Issuer may pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

Fortinet, Inc.

Fortinet, Inc. is a global leader in cybersecurity and networking solutions for organizations, including enterprises, communication service providers, security service providers, government organizations and small businesses. Fortinet, Inc.‘s SEC file number is 001-34511. The Closing Price of the common stock of Fortinet, Inc. on January 26, 2024 was $66.12, and the graph below indicates the Coupon Barrier/Downside Threshold of approximately 66.00% of the Initial Price. The historical closing prices of the common stock of Fortinet, Inc. may have been adjusted for stock splits and other corporate events. Fortinet, Inc.’s common stock is listed on the Nasdaq under the ticker symbol “FTNT.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2019	3/31/2019	17.66	13.38	16.79
4/1/2019	6/30/2019	19.04	13.93	15.37
7/1/2019	9/30/2019	17.52	15.24	15.35
10/1/2019	12/31/2019	21.91	15.13	21.35
1/1/2020	3/31/2020	24.27	15.14	20.23
4/1/2020	6/30/2020	29.12	20.09	27.45
7/1/2020	9/30/2020	29.92	23.03	23.56
10/1/2020	12/31/2020	30.43	22.07	29.71
1/1/2021	3/31/2021	38.41	27.62	36.88
4/1/2021	6/30/2021	49.41	37.28	47.64
7/1/2021	9/30/2021	64.04	48.47	58.41
10/1/2021	12/31/2021	73.53	57.77	71.88
1/1/2022	3/31/2022	69.50	53.94	68.35
4/1/2022	6/30/2022	69.34	49.04	56.58
7/1/2022	9/30/2022	62.88	48.29	49.13
10/1/2022	12/31/2022	57.16	45.93	48.89
1/1/2023	3/31/2023	66.46	47.45	66.46
4/1/2023	6/30/2023	75.59	60.49	75.59
7/1/2023	9/30/2023	80.28	56.77	58.68
10/1/2023	12/31/2023	59.93	49.52	58.53
1/1/2024	1/26/2024*	66.12	57.78	66.12

 *  Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

Past performance is not indicative of future results.

* The Common Stock of Fortinet, Inc. began trading on November 18, 2009 and therefore has limited historical performance.

Marvell Technology, Inc.

Marvell Technology, Inc. supplies data infrastructure semiconductor solutions. Marvell Technology, Inc.‘s SEC file number is 001-40357. The Closing Price of the common stock of Marvell Technology, Inc. on January 26, 2024 was $68.04, and the graph below indicates the Coupon Barrier/Downside Threshold of 63.00% of the Initial Price. The historical closing prices of the common stock of Marvell Technology, Inc. may have been adjusted for stock splits and other corporate events. Marvell Technology, Inc.’s common stock is listed on the New York Stock Exchange under the ticker symbol “MRVL.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2019	3/31/2019	20.79	15.77	19.89
4/1/2019	6/30/2019	25.47	20.18	23.87
7/1/2019	9/30/2019	27.33	23.29	24.97
10/1/2019	12/31/2019	28.11	22.95	26.56
1/1/2020	3/31/2020	28.49	17.25	22.63
4/1/2020	6/30/2020	35.96	21.64	35.06
7/1/2020	9/30/2020	41.19	32.79	39.70
10/1/2020	12/31/2020	47.54	36.89	47.54
1/1/2021	3/31/2021	54.43	40.06	48.98
4/1/2021	6/30/2021	58.76	41.51	58.33
7/1/2021	9/30/2021	63.61	53.97	60.31
10/1/2021	12/31/2021	91.51	57.59	87.49
1/1/2022	3/31/2022	89.43	60.25	71.71
4/1/2022	6/30/2022	72.96	43.53	43.53
7/1/2022	9/30/2022	58.22	42.55	42.91
10/1/2022	12/31/2022	48.36	35.38	37.04
1/1/2023	3/31/2023	48.76	34.68	43.30
4/1/2023	6/30/2023	65.51	36.91	59.78
7/1/2023	9/30/2023	65.93	51.71	54.13
10/1/2023	12/31/2023	61.30	46.63	60.31
1/1/2024	1/26/2024*	72.28	56.76	68.04

*  Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

Past performance is not indicative of future results.

Snowflake Inc.

Snowflake Inc. operates a platform that supports a range of use cases that enable its customers’ business objectives, including data warehousing, data lakes, data engineering, data science, data application development and data sharing. Snowflake Inc.’s SEC file number is 001-39504. The Closing Price of the class A common stock of Snowflake Inc. on January 26, 2024 was $202.51, and the graph below indicates the Coupon Barrier/Downside Threshold of approximately 58.00% of the Initial Price. The historical closing prices of the class A common stock of Snowflake Inc. may have been adjusted for stock splits and other corporate events. Snowflake Inc.’s class A common stock is listed on the New York Stock Exchange under the ticker symbol “SNOW.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
9/16/2020*	9/30/2020	259.13	120.00	251.00
10/1/2020	12/31/2020	390.00	227.10	281.40
1/1/2021	3/31/2021	314.29	208.60	229.28
4/1/2021	6/30/2021	251.25	188.24	241.80
7/1/2021	9/30/2021	324.08	236.75	302.43
10/1/2021	12/31/2021	401.89	294.68	338.75
1/1/2022	3/31/2022	332.01	166.75	229.13
4/1/2022	6/30/2022	241.23	113.30	139.06
7/1/2022	9/30/2022	197.98	130.12	169.96
10/1/2022	12/31/2022	188.91	126.26	143.54
1/1/2023	3/31/2023	178.05	121.56	154.29
4/1/2023	6/30/2023	190.98	135.48	175.98
7/1/2023	9/30/2023	188.20	146.94	152.77
10/1/2023	12/31/2023	201.23	140.84	199.00
1/1/2024	1/26/2024**	206.01	183.72	202.51

* The Class A Common Stock of Snowflake Inc. began trading on September 16, 2020, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

* * Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

Past performance is not indicative of future results.

* The Class A Common Stock of Snowflake Inc. began trading on September 16, 2020 and therefore has limited historical performance.

Uber Technologies, Inc.

Uber Technologies, Inc. is a technology company that offers ridesharing, meal delivery and freight logistics services. Uber Technologies, Inc.’s SEC file number is 001-38902. The Closing Price of the common stock of Uber Technologies, Inc. on January 26, 2024 was $65.52, and the graph below indicates the Coupon Barrier/Downside Threshold of 65.00% of the Initial Price. The historical closing prices of the common stock of Uber Technologies, Inc. may have been adjusted for stock splits and other corporate events. Uber Technologies, Inc.’s common stock is listed on the New York Stock Exchange under the ticker symbol “UBER.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
5/10/2019*	6/30/2019	46.38	37.10	46.38
7/1/2019	9/30/2019	44.53	30.29	30.47
10/1/2019	12/31/2019	33.75	25.99	29.74
1/1/2020	3/31/2020	41.27	14.82	27.92
4/1/2020	6/30/2020	37.21	22.82	31.08
7/1/2020	9/30/2020	37.95	29.42	36.48
10/1/2020	12/31/2020	54.86	33.41	51.00
1/1/2021	3/31/2021	63.18	48.11	54.51
4/1/2021	6/30/2021	60.74	43.81	50.12
7/1/2021	9/30/2021	51.71	38.48	44.80
10/1/2021	12/31/2021	48.36	35.73	41.93
1/1/2022	3/31/2022	44.42	28.57	35.68
4/1/2022	6/30/2022	36.51	20.46	20.46
7/1/2022	9/30/2022	33.13	20.65	26.50
10/1/2022	12/31/2022	31.57	24.40	24.73
1/1/2023	3/31/2023	36.83	25.36	31.70
4/1/2023	6/30/2023	44.42	29.59	43.17
7/1/2023	9/30/2023	49.46	42.11	45.99
10/1/2023	12/31/2023	63.28	40.62	61.57
1/1/2024	1/26/2024**	66.00	57.58	65.52

* The Common Stock of Uber Technologies, Inc. began trading on May 10, 2019, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

**  Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

Past performance is not indicative of future results.

* The Common Stock of Uber Technologies, Inc. began trading on May 10, 2019 and therefore has limited historical performance.

Additional Terms of the Securities

The product supplement refers to the Principal Amount as “Stated Principal Amount,” the Underlying Issuer as the “Underlying Company,” the Initial Price as the “Initial Share Price,” the Trade Date as the “Pricing Date,” the Observation Dates as the “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Coupon Barrier/Downside Threshold” as the “Downside Threshold Level” and the day on which any automatic call occurs as the “Early Redemption Date.”

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement from the start of paragraph 5 to the end of such section.

5. If (i) there occurs any reclassification or change of the Underlying Shares, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Issuer, (ii) the Underlying Issuer or any surviving entity or subsequent surviving entity of the Underlying Issuer (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the Underlying Issuer or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the Underlying Issuer is liquidated, (v) the Underlying Issuer issues to all of its shareholders equity securities of an issuer other than the Underlying Issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Shares (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether the Securities will be automatically called and the amount payable upon an automatic call or at maturity for each Security will be as follows:

♦Upon any Observation Date following the effective date of a Reorganization Event and prior to the Final Observation Date: If the Exchange Property Value (as defined below) is greater than or equal to the Initial Share Price, the Securities will be automatically redeemed for a payment per Security equal to the Principal Amount plus the Contingent Coupon with respect to the applicable Observation Date.

♦Upon the Final Observation Date, if the Securities have not previously been automatically redeemed:

oIf the Exchange Property Value on the Final Observation Date is greater than or equal to the Downside Threshold, the payment at maturity per Security will be equal to: (i) the Stated Principal Amount plus (ii) the Contingent Coupon with respect to the Final Observation Date.

oIf the Exchange Property Value on the Final Observation Date is less than the Downside Threshold, the payment at maturity per Security will be equal to: the cash value of the Exchange Property as of the Final Observation Date, which is defined collectively as: securities, cash or any other assets distributed to holders of the Underlying Shares in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the Underlying Shares, (B) in the case of a Spin-Off Event, the share of the Underlying Shares with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the Underlying Shares continues to be held by the holders receiving such distribution, the Underlying Shares; in an amount equal to the Exchange Property delivered with respect to a number of shares of the Underlying Shares equal to the exchange ratio (which is equal to the Principal Amount divided by the Initial Share Price) times the Adjustment Factor, each determined at the time of the Reorganization Event.

Following the effective date of a Reorganization Event, the Contingent Coupon will be payable for each Observation Date on which the Exchange Property Value is greater than or equal to the Coupon Barrier to and including the Maturity Date or the date of automatic call, if any.

If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value is less than the Initial Share Price, Coupon Barrier or Downside Threshold, “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in the offering document and the related product supplement to the “Underlying Shares” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the Underlying Shares shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor will be made up to the close of business on the Final Observation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the closing price or the Final Share Price of the Underlying Shares, including, without limitation, a partial tender or exchange offer for the Underlying Shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above upon written request by any investor in the Securities.

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Strike Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlying Shares, in futures or options contracts on the Underlying Shares, or positions in any other securities or instruments that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Price, and, as a result, the Coupon Barrier and Downside Threshold of the Underlying Shares, which is the price at or above which such Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon, or, if the Securities are not called prior to maturity, is the price at or above which the Underlying Shares must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares on the Observation Dates, and, therefore, adversely affect the value of the Securities, whether the Contingent Coupon is payable or whether the Securities are called prior to maturity and, if not, the payment you will receive at maturity, if any.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.125 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Shares in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2023, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2023.